FOR:	International Speedway Corporation
CONTACT:	Charles N. Talbert Senior Director, Investor and Corporate Communications (386) 681-4281

INTERNATIONAL SPEEDWAY CORPORATION BOARD OF DIRECTORS
APPROVES COMPREHENSIVE PLAN TO REDEVELOP
DAYTONA INTERNATIONAL SPEEDWAY FRONTSTRETCH

~ Groundbreaking Set for July 5, 2013 ~

DAYTONA BEACH, Fla. - June 18, 2013 - International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) (“ISC”) today approved funding to redevelop the frontstretch of Daytona International Speedway, the Company's 54-year-old flagship motorsports facility, to enhance the overall experience for its fans, marketing partners and the motorsports industry.  This historic, multi-year project will break ground on July 5, 2013, and is targeted for completion in January 2016, in time for the 54th Rolex 24 At Daytona and the 58th DAYTONA 500.
“We are truly creating history with this unprecedented endeavor,” said ISC's Chief Executive Officer Lesa France Kennedy.  “I commend the board's decision to move forward on our plan to redevelop the Company's signature motorsports facility, thereby shaping the vision of Daytona for the next 50 years.
“The decision was made with strong consideration of the current macroeconomic condition and a clear view for our long-term growth,” Ms. France Kennedy continued. “This significant private investment is a strategic use of our capital that will ensure the long-term viability of the iconic speedway, and when completed, will contribute favorably to the Company's revenues, as well as to our community and the sport as a whole.”
The redevelopment is expected to cost between $375 million to $400 million, excluding capitalized interest.  Total expenditures incurred for the redevelopment through May 31, 2013 were approximately $15 million. The Company expects to fund the redevelopment from cash on hand, cash from its operations and may use borrowings on its credit facility for a limited period of time to even out cash flow.
The five-year capital expenditure plan (2013-2017) that ISC's Board of Directors approved is not to exceed $600 million over that period.  This is consistent with the Company's previous guidance on its average annual capital expenditures range of between $100 million to $120 million for the next several years.  The five-year capital expenditure plan encompasses all the capital expenditures for ISC's 13 major motorsports facilities, including the Daytona International Speedway redevelopment, as well as any equity commitments to undertake a proposed mixed-use entertainment-oriented destination development across from Daytona International Speedway, which is still in the planning stage and subject to a number of approvals.
The vision for the redevelopment of the Daytona International Speedway frontstretch places an emphasis on enhancing the complete fan experience, beginning with five expanded and redesigned fan entrances, or injectors, along International Speedway Boulevard.  Each injector would lead directly to a series of escalators and elevators that would transport fans to any of three different concourse levels, each featuring spacious and strategically-placed social "neighborhoods" along the nearly mile-long frontstretch.
A total of 11 neighborhoods, each measuring the size of a football field, will enable fans to meet and socialize during events without ever missing any on-track action, thanks to an open-sightline design throughout each concourse and dozens of added video screens in every neighborhood. The central neighborhood, dubbed the "World Center of Racing," would celebrate the history of Daytona International Speedway and its many unforgettable moments throughout more than 50 years of racing.
Every seat in the Speedway frontstretch will be replaced with wider and more comfortable seating, with more restrooms and concession stands throughout the facility.  At the conclusion of the redevelopment, Daytona International Speedway will be comprised of approximately 101,000 permanent seats with the potential to increase permanent seating to 125,000.
There will be no capacity changes for the 2014 DAYTONA 500.  The eventual decrease in capacity could occur in stages following the 2014 DAYTONA 500 and will include the complete removal of the backstretch grandstand by the start of the 2016 motorsports season.  By moving all seating to the frontstretch, all attendees will have the opportunity to enjoy a full race day experience including pre-race ceremonies, pit road action and the facility's new amenities.  “We will take great care of our loyal existing customers throughout this renovation,” said John Saunders, President of ISC.  “They can expect to receive additional direct communication as we proceed with construction.”
The redevelopment will also provide an expansive platform for ISC's corporate marketing partners.  Hospitality is elevated with a completely revamped design that will exceed partners' expectations for a more intimate, affordable and effective experience.  The new frontstretch will include 53 suites that will offer superb views of the track.
Daytona International Speedway and ISC's operations in Daytona Beach generate $1.6 billion in annual economic benefit to the state of Florida.  Following an unsuccessful bid for a public / private partnership with the State of Florida during the most recent legislative session, the Company was forced to reduce the scale of its redevelopment plan. Among the features that were revised and no longer included in the redevelopment plan was a major overhaul of the midway area. “It is unfortunate we are forced to scale back some elements, but the project will be designed for additional enhancements should future economic incentives present themselves,” said Mr. Saunders. In 2014, the Company intends to pursue incentives including those currently available to all other major sports venues in Florida.  ISC will reevaluate additional potential amenities based on the outcome of those efforts.

Construction for the redevelopment project will begin after the 2013 Coke Zero 400 NASCAR weekend.  As a result, the redevelopment will impact certain ancillary events at the Speedway through 2014.  However, major races such as those associated with Budweiser Speedweeks, the Daytona Supercross by Honda, the Daytona 200 and the Coke Zero 400 Powered by Coca-Cola, will be held as scheduled.  Additional information on events beyond 2014 will be provided upon completion of the full construction schedule.
“The redevelopment of Daytona International Speedway reaffirms its status as the 'World Center of Racing' for years to come,” said Ms. France Kennedy.  “It is imperative that we build upon my grandfather's vision to create a world-class facility with premium amenities to provide unparalleled experiences for our guests and partners.  Doing so will ensure that the DAYTONA 500 and all our other events continue to drive our business while serving as a significant economic engine for the region.”
Daytona International Speedway is the home of "The Great American Race" - the DAYTONA 500. Though the season-opening NASCAR Sprint Cup Series event garners most of the attention - as well as the largest audience in motorsports - the approximately 500-acre motorsports complex boasts the most diverse schedule of events on the globe, thus earning it the title of the "World Center of Racing." In addition to eight major weekends of racing activity, rarely a week goes by that the Speedway grounds are not used for events that include civic and social gatherings, car shows, photo and film shoots, car club events, production vehicle testing and more.
To learn more about the redevelopment project, fans can visit www.daytonainternationalspeedway.com/redevelopment or www.redevelopdaytona.com.
International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities.  The Company owns and/or operates 13 of the nation's major motorsports entertainment facilities, including Daytona International Speedway® in Florida (home of the DAYTONA 500®); Talladega Superspeedway® in Alabama; Michigan International Speedway® located outside Detroit; Richmond International Raceway® in Virginia; Auto Club Speedway of Southern CaliforniaSM near Los Angeles; Kansas Speedway® in Kansas City, Kansas; Phoenix International Raceway® in Arizona; Chicagoland Speedway® and Route 66 RacewaySM near Chicago, Illinois;  Homestead-Miami SpeedwaySM in Florida; Martinsville Speedway® in Virginia; Darlington Raceway® in South Carolina; and Watkins Glen International® in New York.
The Company also owns and operates Motor Racing NetworkSM, the nation's largest independent sports radio network and Americrown Service CorporationSM, a subsidiary that provides catering services, food and beverage concessions, and produces and markets motorsports-related merchandise.  In addition, the Company has a 50 percent interest in the Hollywood Casino at Kansas Speedway.  For more information, visit the Company's Web site at www.internationalspeedwaycorporation.com.
Statements made in this release that express the Company's or management's beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained in or implied by such forward-looking statements. The Company's results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

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